As filed with the Securities and Exchange Commission on May 29, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Autohome Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

18th Floor Tower B, CEC Plaza

3 Dan Ling Street

Haidian District, Beijing 100080

The People’s Republic of China

Telephone: +86 (10) 5985-7001

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2026 Share Incentive Plan

(Full title of the plan)

CCS Global Solutions, Inc.,

99 Washington Avenue, Suite 805A

Albany, New York 12210

Telephone: +1 (800) 300-5067

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig Yan Zeng 18th Floor Tower B, CEC Plaza 3 Dan Ling Street Haidian District, Beijing 100080 The People’s Republic of China +86 (10) 5985-7001	Will H. Cai, Esq. Cooley LLP c/o 35/F, Two Exchange Square 8 Connaught Place, Central Hong Kong +852 3758-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Autohome Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference as of their respective dates and deemed to be a part hereof:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2025 filed with the Commission on April 15, 2026 (File No. 001-36222);

(b)	The Registrant’s current report on Form 6-K furnished to the Commission on April 15, 2026, May 12, 2026, May 14, 2026, May 28, 2026, and May 29, 2026;

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(d)

The description of the Registrant’s ordinary shares contained in Exhibit 2.4 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Commission on March 2, 2021, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. In addition, any current report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this registration statement if and to the extent provided in such document. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s seventh amended and restated articles of association, adopted by special resolution on June 26, 2023, provided that the Registrant may indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons in their capacity as such, except through their own dishonesty, wilful default or fraud.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-192085), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Pursuant to the 2026 Share Incentive Plan, filed herewith as Exhibit 10.1, the Registrant has agreed to indemnify its plan administrative committee members and other directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of any action or failure to act pursuant to the 2026 Share Incentive Plan.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Seventh Amended and Restated Memorandum and Articles of Association of the Registrant, adopted on June 26, 2023 and effective as of June 26, 2023 (incorporated by reference to Exhibit 3.1 to the Form 6-K (File No. 001-36222), furnished with the SEC on June 26, 2023)

4.2	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 2.2 to our annual report on Form 20-F (File No. 001-36222), filed with the SEC on March 2, 2021)

4.3	Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts dated as of December 10, 2013 (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-196006), filed with the Securities and Exchange Commission on May 16, 2014)

5.1*	Maples and Calder (Hong Kong) LLP (regarding validity of Ordinary Shares being registered)

10.1*	2026 Share Incentive Plan, effective on May 29, 2026

23.1*	Consent of Maples and Calder (Hong Kong) LLP (included in its opinion filed as Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Zhong Tian LLP

24.1*	Power of Attorney (included on the signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on May 29, 2026.

Autohome Inc.

By:	/s/ Chi Liu
Name:	Chi Liu
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint each of Chi Liu and Craig Yan Zeng as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on May 29, 2026.

Signature	Title

/s/ Chi Liu Chi Liu	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Craig Yan Zeng Craig Yan Zeng	Chief Financial Officer (Principal Financial Officer)

/s/ Haishan Liang Haishan Liang	Director

/s/ Quan Long Quan Long	Director

/s/ Cuimei Zhang Cuimei Zhang	Director

/s/ Shenglei Zhou Shenglei Zhou	Director

/s/ Xing Fang Xing Fang	Director

/s/ Junling Liu Junling Liu	Director

/s/ Tianruo Pu Tianruo Pu	Director

/s/ Dazong Wang Dazong Wang	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of CCS Global Solutions, Inc. has signed this registration statement or amendment thereto in Albany, New York on May 29, 2026.

Authorized U.S. Representative CCS Global Solutions, Inc.

By:	/s/ Kelly Hemphill
Name:	Kelly Hemphill
Title:	Assistant Secretary